Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2016 in Supplement No. 4 to the Prospectus related to the Registration Statement (Form S-11 No. 333-192331) of KBS Strategic Opportunity REIT II, Inc. for registration of 180,000,000 shares of its common stock.
/s/ Ernst & Young LLP
Irvine, California
March 22, 2016